Exhibit 99.2

FOR IMMEDIATE RELEASE

Federal Street Acquisition Corp. Completes

$460,000,000 Initial Public Offering

BOSTON, MA, July 24, 2017 — Federal Street Acquisition Corp. (the “Company”), a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, today announced the closing of its initial public offering of 46,000,000 units, which includes 6,000,000 units issued pursuant to the exercise by the underwriters of their over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $460,000,000, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

The Company’s units began trading on the NASDAQ Stock Market under the ticker symbol “FSACU” on July 19, 2017. Each unit consists of one share of the Company’s Class A common stock and one-half of one warrant. Each whole warrant will entitle the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the NASDAQ Capital Market under the ticker symbols “FSAC” and “FSACW,” respectively.

Citigroup Global Markets Inc. and BofA Merrill Lynch served as joint book-running managers of the offering.

The offering was made only by means of a prospectus, copies of which may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: (800) 831-9146, Email: prospectus@citi.com or BofA Merrill Lynch Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, dg.prospectus_requests@baml.com.

A registration statement relating to the securities has been declared effective by the Securities and Exchange Commission (the “SEC”) on July 18, 2017. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated.  Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk

Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC.  Copies are available on the SEC’s website, www.sec.gov.  The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

Matt Benson, Robin Weinberg or Devin Broda

Sard Verbinnen & Co.

(212) 687-8080